Exhibit 5(a)

[Letterhead of Ameren Services Company]

January 7, 2009

Illinois Power Company

370 South Main Street

Decatur, Illinois 62523

Ladies and Gentlemen:

I am an Associate General Counsel of Ameren Services Company, an affiliate of Illinois Power Company, an Illinois corporation (the “Company”), which provides legal and other professional services to the Company.  The Company will file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-4 (the “Registration Statement”) for up to $400,000,000 aggregate principal amount of the Company’s registered 9.75% Senior Secured Notes due 2018 (the “Exchange Notes”) to be issued by the Company in exchange for an equal aggregate principal amount of its outstanding unregistered 9.75% Senior Secured Notes due 2018 (the “Original Notes”).  The Original Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 1, 2006 between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Indenture”).

I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Amended and Restated Articles of Incorporation, as amended, and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials, and such other documents as I have deemed necessary or appropriate to enable me to deliver this opinion.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of such review and assuming that (a) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of various states shall have been complied with, (b) the applicable resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance of the Exchange Notes and (c) the Exchange Notes will be issued upon the terms specified in such resolutions and in the order of the Illinois Commerce Commission authorizing the issuance of the Original Notes and the Exchange Notes, I am of the opinion that when the Exchange Notes have been duly executed, authenticated and delivered in exchange for an equal principal amount of Original

Notes in accordance with the terms of the Indenture and on the terms and conditions set forth in the Registration Statement, the prospectus contained therein or any applicable supplement thereto, the Exchange Notes will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

I am a member of the State Bar of Illinois and this opinion is limited to the laws of the State of Illinois and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of New York law, I have, with your consent, relied upon the opinion of Morgan, Lewis & Bockius LLP, New York, New York.  As to all matters of Illinois law, Morgan, Lewis & Bockius LLP is authorized to rely upon this opinion as if it were addressed to it.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in the related prospectus.  In addition, I have prepared or reviewed the statements as to matters of law or legal conclusions expressed under “Description of Senior Note Mortgage Bonds and Mortgage Indenture—Priority and Security” in such related prospectus.  I am of the opinion that all such statements as to such matters are correct and I hereby consent to the making of such statements in the Registration Statement and to the use of my name in connection therewith.  In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Craig W. Stensland